EXHIBIT 10.1
DOUGLAS EMMETT, INC.
2006 OMNIBUS STOCK INCENTIVE PLAN
AMENDMENT NO. 1

Effective upon approval by the stockholders of Douglas Emmett, Inc., the terms of the Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan (the "Plan") are hereby amended as follows:

1. Increase in Number of Shares Authorized. The maximum number of shares of Stock reserved and available for issuance under Section 3(a) of the Plan shall be increased by 24,080,163 shares, which would bring the total number of shares of Stock available for future grant under the Plan as of April 13, 2009 to 27,600,000 (subject to adjustment as set forth in the Plan).

2. Effect of Awards.  For purposes of determining the number of shares of Stock available for issuance under Section 3(a) of the Plan, the impact of any Awards made after April 13, 2009 shall be determined by multiplying the number of shares of Stock underlying such grant by the multiplier below:

Type of Award	Multiplier
Deferred Stock Award, Restricted Stock Award or Other Stock-Based Award that delivers the full value of the underlying Shares	2.0
Stock Option, Stock Appreciation Right or Other Stock-Based Award that delivers the value of the underlying Shares in excess of 100% of the Company’s stock price (e.g. Stock Options with an exercise price of at least 100% of such price) on the date of grant and which has a term of more than five years.	1.0
Stock Option, Stock Appreciation Right or Other Stock-Based Award that delivers the value of the underlying Shares in excess of 100% of the Company’s stock price on the date of grant and which has a term of five years or less	0.9

The impact of Awards made prior to April 13, 2009 will continue to be calculated in accordance with the second sentence of Section 3(a) of the Plan.

3. Effect of Repurchases.  Shares of Stock and Stock equivalents repurchased by the Company with any cash proceeds from option exercises shall not be added back to the shares of Stock and Stock equivalents available for grant under the Plan.

4. No Repricings without Stockholder Approval.  Notwithstanding anything to the contrary contained in the Plan, without the approval of a majority of the Company’s stockholders (i) no Stock Option or Stock Appreciation Right issued hereunder may be amended to reduce the exercise price thereof below the exercise price of such Stock Option or Stock Appreciation Right on the date of grant and (ii) no Stock Option or Stock Appreciation Right may be granted in exchange for the cancellation or surrender of a Stock Option or Stock Appreciation Right having a lower exercise price.  The second sentence of Section 16 of the Plan is hereby deleted.

5. Maximum Term for Stock Appreciation Rights.  The term of each Stock Appreciation Right shall be fixed by the Committee, but no Stock Appreciation Right shall be exercisable more than ten years after the date the Stock Appreciation Right is granted.

6. Plan Remains in Effect.  Except as set forth herein, the terms of the Plan shall not be affected by this Amendment.  Capitalized terms not otherwise defined in this Amendment are as defined in the Plan.